EXHIBIT 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 7, 2010 (including amendments thereto) with respect to the shares of Common Stock of 4Kids Entertainment, Inc., a New York corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.
Dated: May 7, 2010

Prescott Group Capital Management, L.L.C.
By:	/s/ Phil Frohlich
Phil Frohlich, Managing Member

Prescott Group Aggressive Small Cap, L.P. By: Prescott Group Capital Management, L.L.C., its general partner
By:	/s/ Phil Frohlich
Phil Frohlich, Managing Member

Prescott Group Aggressive Small Cap II, L.P. By: Prescott Group Capital Management, L.L.C., its general partner
By:	/s/ Phil Frohlich
Phil Frohlich, Managing Member

Phil Frohlich
By:	/s/ Phil Frohlich
Phil Frohlich